UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) is disclosing the Defendants’ Post-Trial Brief, filed on June 3, 2022, in In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW, as additional soliciting materials.

Important Information

This filing is being made in the participants’ individual capacity, and not by or on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements thereto and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of proxies from stockholders. Information about the participants is set forth in the definitive proxy statement.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

EFiled: Jun 03 2022 04:29PM EDT Transaction ID 67687468 Case No. 2022-0127-LWW

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AEROJET ROCKETDYNE	)	C.A. No. 2022-0127-LWW
HOLDINGS, INC.	)

DEFENDANTS’ POST-TRIAL BRIEF

Raymond J. DiCamillo (#3188)
Kevin M. Gallagher (#5337)
OF COUNSEL:	Daniel E. Kaprow (#6295)
Caroline M. McDonough (#6870)
Mark A. Kirsch	RICHARDS, LAYTON & FINGER, P.A.
Adam H. Offenhartz	920 North King Street
GIBSON, DUNN & CRUTCHER LLP	Wilmington, Delaware 19801
200 Park Avenue	(302) 651-7700
New York, New York 10166
(212) 351-4000
David J. Margules (#2254)
Brian M. Lutz	Brittany M. Giusini (#6034)
GIBSON, DUNN & CRUTCHER LLP	BALLARD SPAHR LLP
555 Mission Street, Suite 3000	919 N Market St., 11th Floor
San Francisco, California 94105	Wilmington, Delaware 19801
(415) 393-8200	(302) 252-4465

Colin B. Davis
GIBSON, DUNN & CRUTCHER LLP
3161 Michelson Drive	Counsel for Defendants General Kevin P.
Irvine, California 92612	Chilton, Thomas A. Corcoran, Eileen P.
(949) 451-3800	Drake, and General Lance W. Lord

Terence M. Grugan
BALLARD SPAHR LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599
(215) 665-8500

Dated: June 3, 2022

i

TABLE OF AUTHORITIES

Page(s)

CASES

Bodley v. Jones, 59 A.2d 463 (Del. 1947)	57

Bomarko, Inc. v. Int’l Telecharge, Inc., 794 A.2d 1161 (Del. Ch. 1999), aff’d, 766 A.2d 437 (Del. 2000)	61

Busch v. Richardson, 2018 WL 5970776 (Del. Ch. Nov. 14, 2018)	46

CBS Corp. v. Nat’l Amusements, Inc., 2018 WL 2263385 (Del. Ch. May 17, 2018)	60

Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), decision modified on reargument, 636 A.2d 956 (Del. 1994)	38, 39, 46

Cirillo Fam. Tr. v. Moezinia, 2018 WL 3388398 (Del. Ch. July 11, 2018), aff’d, 220 A.3d 912 (Del. 2019)	46

In re Coty Inc. S’holder Litig., 2020 WL 4743515 (Del. Ch. Aug. 17, 2020)	59

Dickerson v. Castle, 1991 WL 208467 (Del. Ch. Oct. 15, 1991)	54, 55

Emerald P’rs v. Berlin, 787 A.2d 85 (Del. 2001)	59

Gantler v. Stephens, 965 A.2d 695 (Del. 2009)	39, 40

Goldstein v. Denner, 2022 WL 1671006 (Del. Ch. May 26, 2022)	41, 62

Hollinger Int’l, Inc. v. Black, 844 A.2d 1022 (Del. Ch. 2004), aff’d, 872 A.2d 559 (Del. 2005)	61

In re Howard Midstream Energy Partners, LLC, C.A. No. 2021-0487-LWW (Del. Ch. July 22, 2021)	37

inTEAM Assocs., LLC v. Heartland Payment Sys., LLC, 2021 WL 5028364 (Del. Ch. Oct. 29, 2021)	54, 55

In re Interstate General Media Holdings., LLC, C.A. No. 9221-VCP (Del. Ch. Apr. 10, 2014)	37, 45

McMullin v. Beran, 765 A.2d 910 (Del. 2000)	61

Mitchell Lane Publishers., Inc. v. Rasemas, 2014 WL 4804792 (Del. Ch. Sept. 26, 2014)	56

Mother Afr. Union First Colored Methodist Protestant Church v. Conf. of Afr. Union First Colored Methodist Protestant Church, 1992 WL 83518 (Del. Ch. Apr. 22, 1992), aff’d, 633 A.2d 369 (Del. 1993)	54

Nakahara v. NS 1991 Am. Tr., 718 A.2d 518 (Del. Ch. 1998)	58

Pension Fund v. Haley, 235 A.3d 702 (Del. 2020)	60

Ret. Sys. v. Fertitta, 2009 WL 2263406 (Del. Ch. July 28, 2009)	40

In re Rural/Metro Corp. S’holders Litig., 102 A.3d 205 (Del. Ch. 2014)	62

Sealy Mattress Co. of N.J. v. Sealy, Inc., 532 A.2d 1324 (Del. Ch. 1987)	61

Shamrock Hldgs. of Cal., Inc. v. Iger, 2005 WL 1377490 (Del. Ch. June 6, 2005)	61

In re Shawe & Elting, LLC, 2015 WL 4874733 (Del. Ch. Aug. 13, 2015), aff’d sub nom. Shawe v. Elting, 157 A.3d 152 (Del. 2017)	57, 59, 60

v

Strategic Inv. Opportunities LLC v. Lee Enterprises, Inc., 2022 WL 453607 (Del. Ch. Feb. 14, 2022)	37, 53

Teamsters Union 25 Health Servs. & Ins. Plan v. Baiera, 2015 WL 4192107 (Del. Ch. 2015)	41

In re Tri-Star Pictures Litig., 1995 WL 106520 (Del Ch. Mar. 9, 1995)	59

Unitrin, Inc. v. Am. Gen. Corp. (In re Unitrin, Inc.), 651 A.2d 1361 (Del. 1995)	39, 62

Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985)	62

Voigt v. Metcalf, 2020 WL 614999 (Del. Ch. Feb. 10, 2020)	59

In re Walt Disney Co. Deriv. Litig., 907 A.2d 693 (Del. Ch. 2005), aff’d, 906 A.2d 27 (Del. 2006)	43, 44, 59

Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983)	58

STATUTES & RULES

8 Del. C. § 141(e)	46

OTHER AUTHORITIES

WILLIAM MEADE FLETCHER ET AL., FLETCHER CYCLOPEDIA OF THE LAW OF CORPORATIONS § 559 (2021)	44

INTRODUCTION

This case arises from a proxy fight launched by Steel Partners Holdings GP Inc. (with affiliates, “Steel”), an activist hedge fund controlled by billionaire Plaintiff Warren Lichtenstein that owns about 5% of the stock of Aerojet Rocketdyne Holdings, Inc. (“Aerojet” or the “Company”). As the trial evidence shows, the genesis of the proxy fight—and this suit—was not a good-faith dispute among Company directors with divergent views about the Company’s strategic direction following the terminated merger (the “Merger”) with Lockheed Martin Corp. (“Lockheed”). Rather, the catalyst was Mr. Lichtenstein’s failing attempt to guarantee his re-election at the next Annual Meeting regardless of a pending investigation into allegations of official misconduct by a subcommittee of the board of directors (the “Board”)—allegations the committee has now confirmed. When half the Board refused to guarantee that outcome—a guarantee that would have made a mockery of the ongoing investigation—Mr. Lichtenstein had Steel nominate a director slate composed of friends and business associates and used his Board vote and those of his allies—Plaintiffs James Henderson, Audrey McNiff, and Martin Turchin—to prevent the Company from nominating an official slate or responding to Steel’s slate.

Although Mr. Lichtenstein characterizes this suit as an effort to vindicate a principle that the Company must be neutral in the face of a Board deadlock, the true object was to choke off the means for those members of the Board whose primary loyalty was not to Mr. Lichtenstein, but to the stockholders, to resist Mr. Lichtenstein’s effort to moot any prospective finding of misconduct. Mr. Lichtenstein is throwing Steel’s vast resources towards both a proxy fight and litigation, preventing the Company from running an official Company slate and from otherwise reacting to Steel’s control bid. For Mr. Lichtenstein, ridden with conflicts, that strategy was preferable to winning the confidence of stockholders in an authentic contest.

Despite these limitations and the inability to match Mr. Lichtenstein’s war-chest, Defendants Eileen Drake, General Kevin Chilton, Thomas Corcoran, and General Lance Lord refused to subvert the prospective outcome of the investigation by guaranteeing Mr. Lichtenstein would remain Executive Chairman, and they then assembled a highly respected and independent rival slate—a testament to the industry respect they command by dint of lives spent selflessly in defense of the United States (whether in or out of uniform) and of Ms. Drake’s strong performance as CEO. In twenty-seven days, the stockholders will decide.

On February 15, this Court entered a Temporary Restraining Order (“TRO”) premised on the assumption Defendants exceeded their authority by purporting to act on behalf of the Company regarding a stockholder-nominated director slate supported by half the Board. The evidence proves Defendants had the authority and acted in good-faith reliance on advice of counsel. Moreover, even if Plaintiffs are correct that directors and officers should remain neutral absent Board authorization, any such obligation gives way when it clashes with a corporate fiduciary’s supreme duty to protect the corporate enterprise. Defendants reasonably believed Aerojet was under attack by a 5% stockholder under investigation for official misconduct, who repeatedly used his status as Executive Chairman to advance his self-interest and ignored formal corporate policies and protocols that interfered with his personal agenda. So whatever the contours of a neutrality principle, on this factual record, that principle should not extend to silence the Company in the face of the corrupt bargain Mr. Lichtenstein offered Defendants and that they refused—moot the investigation or face a proxy fight, with nothing like the resources Mr. Lichtenstein could bring to bear.

Mr. Lichtenstein’s tactics demonstrate his willingness to inflict damage to achieve his goal. He launched vicious, unfair personal attacks on Aerojet directors of the highest integrity who have decades of leadership in the military and business worlds. He disclosed at trial cherry-picked nonpublic Company information to feed his attacks on the management team he headed as Executive Chairman. He leaked false accounts of confidential settlement discussions to the press in a desperate effort to suggest that senior management is prepared to sell out the stockholders.

Before this Court are two narrow questions: (i) are fiduciaries, one of whom is the CEO, obligated to do nothing to protect the enterprise without the approval of the full Board, where those putting the Company at risk have rendered the full Board incapable of acting; and (ii) under the facts here, should Defendants be found to have violated the TRO because Plaintiffs argue the term “resources” should be given a strained, expansive reading?

Aerojet’s CEO and its three independent directors—including two highly respected retired four-star U.S. Air Force generals—determined in good faith and with the advice of five respected law firms and in-house counsel, that it was appropriate to act to protect the Company. After the Court issued the TRO, Defendants at all times in good faith sought to comply. Plaintiffs do not claim that Aerojet’s money or corporate disclosure function were used to support Ms. Drake’s slate. At worst, they claim minor, technical TRO violations like a handful of communications using Company e-mail addresses and the willingness of a few executives and external advisors to volunteer some time to support Ms. Drake. None of these actions were taken in bad faith or with intent to violate the TRO. Moreover, Plaintiffs engaged in the same kind of conduct they claim was violative.

Defendants’ sole aim was and is to serve the best interests of Aerojet’s stockholders and to ensure stockholders have a meaningful and informed ability to exercise the stockholder franchise on June 30, 2022. Defendants are committed to transparency. Consistent with that aim, their proxy solicitation materials attached the full trial record. Defendants also provided a neutral description of the conduct Plaintiffs challenge, mooting Plaintiffs’ request for curative disclosures. The rest is up to the stockholders.

FACTUAL BACKGROUND

I.	Aerojet And The Parties.

Non-party Aerojet is a Delaware corporation operating in the aerospace, defense, and real estate sectors. Dkt. 232 (“PTO”) ¶ 23.

Plaintiffs are Mr. Lichtenstein and three Board allies who owe their seats to him. PTO ¶¶24, 25.

(i) Mr. Lichtenstein has been a director since 2008, the Chairman of the Board since 2013, and the Executive Chairman since 2016. 929:11-15, 930:2-6 (Lichtenstein).1 He is the Executive Chairman of Steel Partners. 925:8-9. Steel Partners, through affiliates, owns approximately 5.5% of the outstanding shares. 928:9-11; PTO ¶5. In 2008, Steel waged a proxy contest, culminating in an agreement between Steel and the Company that allowed Steel to place three directors on the Board. JX-0001. Mr. Lichtenstein filled those spots with himself, Mr. Henderson, and Mr. Turchin. JX-0001 at 5; 6:10-15, 9:7–13 (Henderson); 630:15-18, 631:21-632:4 (Turchin); 929:11-19 (Lichtenstein); Henderson Dep.

[1]	Unless otherwise noted, all transcript citations are to the May 23-25, 2022 trial.

50:18-20. Mr. Lichtenstein has been richly rewarded as Executive Chairman, receiving stock awards valued at $5.8 million in 2019 and $3.5 million in 2020. JX-0032 at 50. In addition, because the Merger Agreement with Lockheed barred Mr. Lichtenstein from receiving compensation in 2021, he was paid a $3.9 million cash bonus in December 2020. Id.

(ii) Mr. Henderson joined the Board in 2008, named by Mr. Lichtenstein. 6:10-15, 9:7-13 (Henderson); JX-0001; Henderson Dep. 50:18-20. Mr. Henderson has known Mr. Lichtenstein for more than 25 years, was directly employed by Steel for twelve years, served as an officer and/or director of at least seven Steel companies, and received annual compensation from Steel in the “seven figures.” 55:22-56:15, 58:12-60:11.

(iii) Mr. Turchin also was named to the Board by Mr. Lichtenstein in 2008. 630:15-18, 631:21-632:4 (Turchin); JX-0001. Mr. Lichtenstein has been a “very good friend” of his sons for thirty years, and his grandson is Mr. Lichtenstein’s chief of staff at Steel. 633:14-21; 669:7-670:2. Mr. Turchin has approximately $10 million invested as a partner in a Steel-owned company and receives hundreds of thousands of dollars annually from that investment. 633:22-634:6; Turchin Dep. 60:23-61:15, 134:7-135:3.

(iv) Ms. McNiff joined the Board in 2020. 120:8-13 (McNiff). She, too, was recommended by Mr. Lichtenstein, after her brother, a longtime Steel director,

suggested her to Mr. Lichtenstein. 122:10-123:16, 166:14-167:3; 167:9-168:1. At the time, Ms. McNiff was retired and had never served on a for-profit company board. 121:6-18; 122:12-17.

Steel is paying the legal fees of Mr. Turchin, Ms. McNiff, and Mr. Henderson, in this action. 169:8-10; 701:10-12; Henderson Dep. Tr., 10:24-11:3.

Defendants are Ms. Drake and the Company’s three independent directors: General Chilton, Mr. Corcoran, and General Lord (the “Independent Directors”). PTO ¶24, 26.

(i) Ms. Drake, a former U.S. Army aviator and airfield commander, has been a director since being named CEO and President in June 2015. 427:4-6, 427:19-24, 429:19-430:8, 431:7-9 (Drake). The Company experienced record performance under Ms. Drake’s stewardship: the stock price tripled, costs fell, orders increased, margins improved, and total stockholder returns are approximately 187%, exceeding peers by about 40%. 430:9-20.

(ii) General Chilton is a retired U.S. Air Force four-star general who joined the Board in 2018. 310:4-10, 313:4-6. During thirty-four years in the Air Force, General Chilton served, among other roles, as an astronaut, Deputy Program Manager for the International Space Station, and Commander of both Air Force Strategic Command and U.S. Strategic Command, where he was responsible for the plans and operations for all U.S. forces conducting strategic nuclear deterrence, space, and cyberspace operations. 310:4-312:14.

(iii) Mr. Corcoran joined the Board in 2008 and chairs the Corporate Governance & Nominating Committee (the “Nominating Committee”). 207:9-208:3 (Corcoran). He is a longtime leader of companies supporting the United States’ national defense, having held senior executive positions in the defense, aerospace, and other industries since 1967. 204:15-206:5, 207:4-8. Mr. Corcoran has served on approximately twenty boards of directors. 206:12-207:3.

(iv) General Lord is a retired U.S. Air Force four-star general and has served on the Board since 2016. 797:23-798:7; 812:3-8 (Lord). General Lord held multiple posts in the military, including Commander, Air Force Space Command, during which time he was responsible for developing, acquiring, and operating Air Force space and missile systems. 800:22-807:7.

General Chilton, Mr. Corcoran, and General Lord have no financial or personal ties to any other director or stockholder. 89:23-90:16 (Henderson); 204:13-206:5, 206:22-207:3, 218:22-219:2 (Corcoran); 310:4-10 (Chilton); 427:16-429:1, 600:13-14 (Drake); 798:3-11 (Lord); JX-0707 at 4. They have never received compensation from Steel. Mr. Lichtenstein had no preexisting relationship with Generals Chilton and Lord before their being considered as Board candidates, and his only preexisting relationship with Mr. Corcoran was as a fellow director of another company. 931:5-932:7.

II.	Mr. Lichtenstein Undermines The Merger And Works To Secure Preferential Personal Benefits.

In early 2020, Aerojet’s senior management team began discussing a potential strategic transaction with Lockheed. 941:21-942:1 (Lichtenstein). Ms. Drake led the negotiations. 943:14-17 (Lichtenstein). In July 2020, Lockheed submitted a non-binding indication of interest contemplating an acquisition for $47.50 cash per share. 434:12-17 (Drake).

Instead, Mr. Lichtenstein told Ms. Drake in or around July 2020 he neither supported a transaction nor wanted her to bring Lockheed’s offer to the Board. 434:5-36:2 (Drake). Instead, Mr. Lichtenstein sought to undermine the deal or otherwise restructure it to yield benefits for himself that would not be shared by other stockholders. 439:4-440:6, 472:19-473:17; 819:12-23 (Lord). For example, Mr. Lichtenstein called Ms. Drake to his home in July 2020 to pressure her to abandon discussions with Lockheed and adopt a financial reengineering strategy: boost the Company’s stock price temporarily while dissipating cash—a move that would have benefited Steel but not other stockholders equally. See 945:24-946:11 (Lichtenstein); 435:1-14, 436:19-437:8 (Drake); 319:7-14 (Chilton). Mr. Lichtenstein also would obtain a non-ratable benefit because his compensation consisted of stock that vested only if the market price increased materially.

Lichtenstein Dep. 119:24-120:4. Mr. Lichtenstein subsequently pressured Ms. Drake to convince the Board to undertake a “Dutch tender offer” in which Company stockholders would tender their shares for less than Lockheed’s bid, but higher than a market price depressed by the COVID-19 pandemic. 435:6-14, 436:19-438:14 (Drake). When Ms. Drake balked, Mr. Lichtenstein threatened her, demanding “do I need to find a new CEO and CFO?” 435:12-14 (Drake). He offered her a $100,000 Birkin bag if she would accede to his demands. 439:19-440:13; 1003:10-13 (Lichtenstein).

Ms. Drake negotiated an agreement whereby Lockheed would acquire the Company for $56 cash per share. 434:11-12 (Drake); 742:3-6 (Turchin); JX-0029; JX-0030. The Board unanimously approved the Merger on December 20, 2020, and stockholders approved it on March 9, 2021. 435:15-21; JX-0030. The other Board members—including Plaintiffs—credited Ms. Drake for her work in closing the deal with Lockheed. 672:5-14 (Turchin: “She did a good job … at negotiating an adequate price”); 818:10-819:23 (Lord: Drake “performed well” during the “complicated process to lead the company through a transition of this magnitude”). The Board, including Plaintiffs, represented to stockholders that the directors believed the deal price was the most Lockheed would pay. JX-0030 at 58.

III.	Ms. Drake Complains Of Inappropriate Conduct By Mr. Lichtenstein.

Despite what even Plaintiffs concede was Ms. Drake’s outstanding performance as CEO, JX-0034; 449:15-450:1 (Drake); 168:23-169:1 (McNiff), Mr. Lichtenstein began an unrelenting campaign to discredit and undermine her, including recruiting industry executives to replace her as CEO, 72:2-5 (Henderson); 1052:15-53:17 (Lichtenstein), and criticizing her performance publicly—facts that led to a formal written reprimand by the six non-management directors (the “Non-Management Directors”). JX-0576.

On May 10, 2021, Ms. Drake described troubling conduct in a memorandum to Arjun Kampani, the Company’s General Counsel. JX-0034. Ms. Drake noted she remained “professional in all [her] communications with” Mr. Lichtenstein, despite his “lack of integrity, self-serving financial motives, and attempts to prevent the [Lockheed] transaction,” including his pressure on the Company to change his employment status from employee to consultant to lower his tax liabilities. JX-0034 at 2; 211:7-212:7 (Corcoran); 319:20-320:3 (Chilton); 450:15-454:3 (Drake). As subsequent events proved, Ms. Drake accurately recognized that Mr. Lichtenstein’s actions stemmed from his desire to remove her as CEO if the Lockheed transaction fell through so he could “pursue his [financial re-engineering] strategy and personally benefit financially.” JX-0034 at 3.

When Mr. Lichtenstein’s misconduct continued through the summer, Ms. Drake prepared a second memorandum to Mr. Kampani on September 2, 2021, which included detailed reports that, in conversations with industry players, Mr. Lichtenstein criticized Lockheed executives and planned to run the Company himself if the Merger did not close. Id.

IV.	The Non-Management Directors Issue Guidance To Mr. Lichtenstein.

From the witness stand, Plaintiffs were dismissive of Ms. Drake’s concerns, but the six Non-Management Directors previously unanimously agreed her memoranda required Board action. 169:14-171:24 (McNiff); 717:15-719:1 (Turchin); cf. 131:1-9 (McNiff); 213:9-214:15 (Corcoran); 321:8-23 (Chilton); 719:6-13 (Turchin). On September 10, 2021, the Non-Management Directors sent Mr. Lichtenstein a memorandum entitled “Guidance Related to Conduct Reported to the Company” (the “Guidance Memo”). JX-0088; 62:13-63:9 (Henderson); 371:20-372:23 (Chilton); 729:24-730:18 (Turchin). The Guidance Memo admonished Mr. Lichtenstein that his conduct was “not acceptable” and “direct[ed]” him to “cease engaging in such conversations with third parties—both about the pending transaction and about the Company’s executive management.” JX-0088. The Guidance Memo instructed him to raise internally any concerns about Company management, since conversations with third parties “pose more serious potential risks to the Company from an employment liability, harassment, and defamation standpoint.” Id.2

V.	Mr. Lichtenstein Distracts Management With Incessant Information Demands.

After receiving the Guidance Memo, Mr. Lichtenstein sent Company management repeated and detailed demands for information and for meetings. 819:12-23 (Lord).

Mr. Lichtenstein demanded Mr. Henderson—a non-employee director—be included in the monthly financial meetings among himself, Ms. Drake, and CFO Dan Boehle, subsequently falsely asserting management was purposefully withholding financial information. 750:21-751:17 (Boehle); JX-0082; JX-0104 (Lichtenstein). Mr. Henderson was included in the financial meetings and received the information. JX-0103; 751:15-17 (Boehle). Mr. Lichtenstein later sent an angry e-mail charging that Mr. Henderson complained about a lack of “transparency,” but Mr. Henderson denied having said such a thing. JX-0104 at 2 (“Not sure where this came from and I am not defending comments I didn’t make.”).

Mr. Lichtenstein also demanded financial information from Company management at all hours without regard for weekends or holidays and despite

[2]

Ms. McNiff and Mr. Henderson testified they did not see the Guidance Memo before it was sent. 23:22-24:1; 130:3-19. Mr. Henderson admitted, however, that Mr. Kampani previewed the content in another form, which was “close to the memo.” 27:19-21; 61:5-6; 61:9-22; 62:13-23; 130:11-24.

regularly scheduled meetings to discuss these topics. JX-0075; JX-0569; 748:10-24, 755:16-20 (Boehle). For example, Mr. Lichtenstein e-mailed Mr. Boehle at 6:35 a.m. on a holiday with a list of detailed questions scheduled to be addressed at the next Board meeting. JX-0075. Mr. Boehle responded in detail to Mr. Lichtenstein within a day. JX-0076. Mr. Lichtenstein demanded ad hoc updates from Ms. Drake on various issues. JX-0074. Despite concerns regarding Mr. Lichtenstein’s demands on the management team at a time when they were trying to fulfill the hundreds of obligations they had pursuant to the Merger agreement with Lockheed, Ms. Drake and the management team answered every request. See JX-0076; 835:15-836:8 (Lord); 462:6-11 (Drake); 749:9-16 (Boehle). Ms. Drake occasionally vented, which Mr. Lichtenstein labeled “insubordination,” 827:9-10 (Lord), but Plaintiffs provided no evidence of any request by Mr. Lichtenstein during this period that went unanswered. 835:2-14 (Lord).3

General Lord agreed to serve as an interlocutor between Mr. Lichtenstein and Ms. Drake in an attempt to “turn down the temperature.” 825:14-17. General Lord found Mr. Lichtenstein’s “bedside manner” to be damaging to morale and inappropriate. 826:9-18. When General Lord discussed these issues with

[3]

Mr. Lichtenstein ignored Ms. Drake’s repeated cautions not to question the Lockheed transaction via e-mail because both Lockheed and the FTC reviewed certain Company employees’ e-mails. JX-0067; 468:2-11, 472:10-18 (Drake); 829:19-830:20 (Lord).

Ms. Drake, she said she simply wanted to be treated with “dignity and respect.” 826:4-5. When General Lord raised the issues with Mr. Lichtenstein, Mr. Lichtenstein called the thirty-seven-year Air Force veteran and four-star general a “wimp” for not “pushing” harder on Ms. Drake. 827:13-14. General Lord never saw an improvement in Mr. Lichtenstein’s behavior. 826:7-19.

VI.	The Board Initiates A Formal Investigation.

Mr. Lichtenstein’s inappropriate behavior continued even after he received the Guidance Memo. On October 6, 2021, Ms. Drake submitted another memorandum to the Board, reporting Mr. Lichtenstein was still engaging in an unauthorized, secretive search for a CEO to replace Ms. Drake. JX-0107; 965:11-16 (admitted by Mr. Lichtenstein).

On October 13, the Board unanimously created a committee of the Non-Management Directors (the “Non-Management Committee”) to investigate Mr. Lichtenstein’s conduct. JX-0113. The Non-Management Committee designated a “subcommittee”—Mr. Corcoran—to handle the procedural aspects of the investigation, including “retaining outside counsel” and “coordinating with outside counsel to facilitate their access” to interviewees and “documentation.” 646:2-16 (Turchin); see also 214:7-18 (Corcoran). The Non-Management Committee retained Weil, Gotshal & Manges LLP (“Weil Gotshal”) to conduct the investigation. 136:9-23 (McNiff); 730:15-18 (Turchin).

VII.	Mr. Lichtenstein’s Contingency Planning Crusade.

Ms. Drake continued working diligently to ensure the Company could meet its obligations to close the Lockheed transaction, but also began planning for the possibility the Merger would fail. 823:9-17 (Lord); 473:24-474:22 (Drake). During an October Board meeting, Mr. Corcoran offered ideas about what the contingency plan should include, a plan with which “[e]veryone on the [B]oard agreed.” 474:16-22 (Drake). The Company’s management team created a contingency planning slide deck addressing Mr. Corcoran’s suggested topics. 475:1-6 (Drake); see JX-0116. In November, Ms. Drake reviewed the contingency plan with Mr. Lichtenstein. 475:22-24, 477:11-17 (Drake).4

The management team—led by Ms. Drake—put in “[a] lot” of work to develop a comprehensive plan to present to the Board. 743:13 (Boehle). Despite Ms. Drake’s role in guiding the Company through the Merger process and her regular responsibilities as CEO, she spent “10, 20 percent” of her time working on internal contingency planning during the winter of 2021. 744:12-23.

No Plaintiff “provide[d] ... views regarding contingency planning,” or expressed a view the plans were “insufficient.” 239:6-240:2 (Corcoran).

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Ms. Drake prepared to review the planning document at the December Board meeting, but Mr. Lichtenstein declined because “it [was] getting late.” 476:16-477:1 (Drake). Ms. Drake was never able to present it to the Board. Id. The presentation was circulated for Board review. Id.

Mr. Lichtenstein limited his efforts to “talk[ing] about contingency planning,” not engaging in it. 256:12-14.

VIII.	Mr. Lichtenstein Builds A Slate To Secure His Board Position.

By mid-January 2022, the Board was concerned the Merger would not receive regulatory approval and the Company would continue on a stand-alone basis. 967:5-15 (Lichtenstein). Termination of the transaction would put Mr. Lichtenstein’s Board seat at risk because of the possibility that the misconduct investigation would lead to a conclusion he was unfit to continue serving—a result that would cost Mr. Lichtenstein millions in income. He also needed to control a majority if he was to fire Ms. Drake.

In January, Mr. Lichtenstein spoke to every Board member—except Ms. Drake—about the Company adopting a slate of Board nominees for election at the upcoming Annual Meeting that would both give him majority control of the Board and guarantee him a position on the Board regardless of the investigation’s outcome. See JX-0122; 967:10-12 (Lichtenstein). In that context, Mr. Lichtenstein “recommended” to Mr. Corcoran that he not run for re-election. 970:17-19.

Mr. Lichtenstein had “multiple conversations” with Mr. Corcoran, 219:10-13, 220:5-19 (Corcoran), during which he asked “Mr. Corcoran to resign or otherwise not … stand for re-election,” PTO ¶50; see 220:9-13. Mr. Corcoran believed Mr. Lichtenstein “didn’t like the fact that [Mr. Corcoran] was the point person on the investigation.” 220:17-19. Mr. Corcoran remained steadfast in his belief that “it was important … to see the investigation through to completion, one way or the other.” 221:6-8. He maintained “that if [he] didn’t stay the course with it, the investigation might fall apart.” 221:8-11. Mr. Corcoran initially decided not to seek re-election for personal reasons, but rejected any suggestion he should resign— determined to finish the investigation before his term ended. JX-0127. He sent an e-mail to Mr. Lichtenstein to that effect on January 21. Id.; Corcoran Dep. 75:15-76:5.

IX.	January 24: Mr. Lichtenstein Proposes Resolutions To Secure His Board Position Regardless Of The Investigation’s Outcome.

Mr. Lichtenstein proposed a set of resolutions at a January 24 Board meeting that would establish a Company slate for the upcoming Annual Meeting comprised of all sitting directors other than Mr. Corcoran. JX-0134. The resolutions made no allowance for the Company to alter the slate based on the outcome of the investigation, which was still ongoing. 972:5-8 (Lichtenstein). Had the Board approved the January 24 proposal, Mr. Lichtenstein would have secured a seat on the Board no matter the results of the investigation. 90:17-91:19 (Henderson). Ms. McNiff testified this was in fact Mr. Lichtenstein’s ultimate goal. 174:4-175:4 (“[Mr. Lichtenstein] believed [Ms. Drake] was trying to push him off the board because of the independent investigation,” prompting him to secure his place on the Board.).

These resolutions conflicted with the Company’s formal nomination process outlined in the Nominating Committee Charter. JX-0015; 99:18-99:2 (Henderson). Instead of allowing the Nominating Committee to convene as required—as had happened every other year since Mr. Lichtenstein’s 2008 proxy fight— Mr. Lichtenstein flouted the typical “practice of the charter of the nomination and governance committee meeting to consider such matter.” 225:3-16 (Corcoran). When Ms. Drake objected based on Mr. Lichtenstein’s failure to follow the correct process, Mr. Lichtenstein adjourned the meeting. 486:9-22 (Drake).

X.	January 26-27: Mr. Lichtenstein Demands A Binding Contract.

Mr. Lichtenstein called a Board meeting for January 27 to consider a contract with Steel that would obligate the Company to nominate a seven-person slate that included the seven sitting directors other than Mr. Corcoran. JX-0155; 489:14-19 (Drake).5 General Chilton concluded Mr. Lichtenstein did not want the director leading the investigation on the Board. See 340:23-341:7. The contract would entitle Steel to seek specific performance, injunctive relief, and damages if the Board

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Although Mr. Lichtenstein listed the contract as an agenda item for the January 24 meeting, he instructed his staff not to circulate the proposed agreement until the evening before the January 27 meeting. JX-0155.

did not nominate Mr. Lichtenstein as a result of the misconduct investigation findings. JX-0155.

By including his preferred slate in a contract, instead of a resolution, Mr. Lichtenstein again sought to “hardwire[]” his renomination for election to the Board, regardless of the investigation’s outcome. 487:17-23 (Drake). Plaintiffs admitted that unlike a “resolution,” which the Board could revoke or amend, the “agreement” was irrevocable. See 146:23-147:4 (McNiff).

As Mr. Henderson, a close ally of Mr. Lichtenstein, recognized, 87:22-88:1, 93:21-94:6, the proposed agreement between Steel and Aerojet, created a conflict of interest for Mr. Lichtenstein, 487:19-23 (Drake); 852:23-853:4 (Lord); JX-0155. Mr. Lichtenstein never recused himself from considering the Steel agreement (or any other matter in which Steel had an interest), even though he was on “both sides.” 87:22-88:1 (Henderson). When it became clear to Mr. Lichtenstein on January 27 he would be unable to secure enough Board votes to approve the agreement, he canceled the meeting. JX-0157; 230:7-11 (Corcoran); 488:6-8 (Drake).

That night, Mr. Lichtenstein demanded that General Lord say if he was “with [Mr. Lichtenstein] or against [him],” and warned that if General Lord would not commit to joining Mr. Lichtenstein’s “team,” Mr. Lichtenstein would move forward “without [General Lord’s] name” on the slate. 854:6-12, 19-21 (Lord). General

Lord told Mr. Lichtenstein that he was not “for … or against” Mr. Lichtenstein, but that he was only “for the company.” 854:13-16. He was left off Steel’s slate.

XI.	January 28: Mr. Lichtenstein Nominates The Steel Slate.

To ensure himself a Board seat, regardless of the investigation’s outcome, Mr. Lichtenstein caused Steel to deliver to Aerojet a notice on January 28 nominating a seven-director slate consisting of the four Plaintiffs and three non-incumbent nominees (the “Steel Slate”). JX-0171; 1065:16-1066:2 (Lichtenstein), 377:14-18 (Chilton). Ms. McNiff testified Mr. Lichtenstein nominated the Steel Slate fearing he would be found unfit to serve as a result of his inappropriate comments about the Lockheed transaction and his unilateral efforts to unseat the CEO. 174:7-175:4.

Given their inclusion on the Steel Slate and their relationships with Mr. Lichtenstein, Mr. Henderson, Mr. Turchin, and Ms. McNiff—the Conflicted Directors—could not evaluate neutrally how the Company should respond to the proxy slate. 493:24-494:9 (Drake); 354:22-355:2 (Chilton). Instead, they joined Mr. Lichtenstein in blocking any Board action relating to the election, hoping to insure there would be no competing Company slate. 494:20-495:1 (Drake); 349:23-350:1 (Chilton).

General Chilton felt Mr. Lichtenstein had “put a gun to his head” and was forcing the Board to accept a slate that locked in Mr. Lichtenstein’s position regardless of the outcome of the investigation. 377:5-378:13, 396:24-397:4 (“[A]t this time, I didn’t think there would be a proxy contest. It looked like we were being maneuvered into having only one slate, and that was the Steel slate. And I didn’t think that was right for the shareholders.”); Chilton Dep. 148:25-149:10.

Because the Steel notice contained material misstatements—omitting to disclose it was motivated by Mr. Lichtenstein’s desire to secure his Board seat regardless of the investigation’s outcome—the Company’s advisors began preparing a press release that would provide more complete information to stockholders should the notice become public. See JX-0179. The Board had previously vested Ms. Drake with full authority to issue such a release, having adopted Governance Guidelines authorizing the CEO to speak on behalf of the Company. JX-0014.

XII.	January 30: The Non-Management Directors Formulate A Response.

Recognizing “the company need[ed] to formulate a plan for what the company [was] going to do in response to this proxy notice,” 95:16-21 (Henderson), on January 30 the Non-Management Directors held an executive session attended by their counsel—Jeffrey Wolters of Morris Nichols Arsht & Tunnell LLP (“Morris Nichols”) and Fred Green of Weil Gotshal—to discuss a potential compromise, JX-0182; 857:5-9 (Lord); 233:11-17, 234:2-8 (Corcoran). They agreed in principle to a proposal under which Steel would withdraw its slate and the Company would nominate the seven incumbent directors other than Mr. Corcoran. 235:7-236:2

(Corcoran). They insisted, however, that the Board retain the power to reconsider the slate in the light of the outcome of the investigation. 237:4-7. No vote occurred, as Mr. Lichtenstein instructed Plaintiffs not to agree to a formal ballot. JX-0191 (“I would not take a formal vote on anything at all tonight[.]”). The meeting concluded with instructions for Mr. Wolters to prepare resolutions incorporating the consensus. JX-0219. Mr. Henderson reported the consensus to Mr. Lichtenstein, also telling him that the Committee’s counsel stressed the need for “protect[ion]” in the event the misconduct investigation results warranted Mr. Lichtenstein’s removal from the slate. JX-0219.

XIII.	January 31: The Conflicted Directors Renege.

On January 31, Mr. Wolters distributed draft resolutions to the Non-Management Directors “reflecting the consensus from the meeting.” JX-0219; see 351:7-352:20 (Chilton); 857:23-858:7 (Lord); 234:14-23 (Corcoran). One provision expressly granted the Board authority “to reconsider the inclusion of any person on the proposed slate in light of the results of the Company’s pending investigation or any other matter.” JX-0219; see 236:3-237:3 (Corcoran). However, Plaintiffs backtracked on their commitment, echoing Mr. Lichtenstein’s demands for a contract. 146:23-147:4 (McNiff); JX-0194; JX-0221.

Defendants’ advisors then worked on a draft press release that would be measured and “in the best interest of the company” and its stockholders, in the event

Steel filed its Amended Schedule 13D. 276:4-5 (Corcoran); see JX-0207; 497:15- 498:2 (Drake).

XIV.	February 1: Steel Files A Misleading Schedule 13D Amendment.

Just after close of business on February 1, Steel amended its Schedule 13D to disclose the nomination of the Steel Slate. JX-0245. The notice stated that Steel nominated its slate “in order to preserve its rights as a stockholder in the event the Lockheed transaction does not close prior to the meeting.” Id. at 19.

Given Plaintiffs’ rejection the day before of a proposal that would have preserved Steel’s stockholder rights, Steel’s statements were false and misleading. JX-0221; JX-0245. The disclosures were also devoid of material information. Steel failed to disclose the nomination was motivated by a desire to guarantee Mr. Lichtenstein’s seat on and control over the Board regardless of the investigation results. 410:20-411:1 (Chilton: “the ultimate disagreement was … that the other side did not want any mention of … wanted a signed agreement so that … regardless of the outcome of the investigation, seats would be secured for Steel Partners, to include … Mr. Lichtenstein”). Moreover, Steel failed to disclose Mr. Lichtenstein’s unauthorized communications about the Merger, his clandestine efforts to replace the Company’s CEO, and his plans to fire Ms. Drake after solidifying a Board majority. JX-0245; JX-0334 ¶¶10, 39, 41, 59-60.

XV.	February 1: The Company Issues A Press Release In Response To Steel’s Misleading Filing.

On February 1, shortly after Steel’s misleading filing, the Company issued a press release disclosing Steel’s nomination notice (the “Press Release”). JX-0241. The Press Release explained the Board was conducting an internal investigation into Mr. Lichtenstein under the oversight of the Non-Management Directors, three of whom were not included on the Steel Slate. Id. It further disclosed “Mr. Lichtenstein’s decision to cause [Steel] to launch a disruptive proxy contest at this time may ultimately be driven by his personal concerns and desire to secure his board position and gain leverage in the context of the Company’s internal investigation.” Id.; 354:9-355:19 (Chilton); 496:13-498:2 (Drake). On February 2, the Company furnished the Press Release to the SEC on Form 8-K. JX-0277; 501:21-502:3.

XVI.	February 4: Despite Obvious Conflicts, Plaintiffs Refuse To Recuse.

On February 4, the Board met regarding Steel’s notice. 95:16-96:24, 113:22- 114:4, 115:9-18 (Henderson). At the time, the only slate was the Steel Slate. 362:16-363:5 (Chilton). Defendants proposed a resolution to create a subcommittee consisting of the directors who were independent of both the Company and Steel to determine the Company’s response. JX-0711; 304:3-22 (Corcoran: Defendants’ proposal was to create independent group to act “on behalf of the company,” because “their fiduciary duty required it”).

Mr. Lichtenstein refused to recuse himself from Board discussions regarding the Steel Slate, which Plaintiffs themselves recognized was a conflict of interest. 1021:14-17 (Lichtenstein: denying any conflict of interest); 92:12-93:11, 93:21-94:6, 96:1-13 (Henderson: recognizing a conflict of interest); JX-0134; JX-0136. Mr. Henderson admitted he too was on “both sides of the issue,” since he was part of the Steel Slate. 100:7-20. Yet no Conflicted Director recused on the issue, and they subsequently voted against the Independent Directors’ resolutions. See 54:23-55:5; 111:12-112:17, 113:17-114:4, 115:9-116:7 (Henderson). Mr. Lichtenstein proposed resolutions designed to prevent the Company from taking any action in response to Steel’s slate. JX-0711.

XVII.	Plaintiffs Instigate This Action.

On February 7, Mr. Lichtenstein and the Conflicted Directors filed a complaint and motion for a TRO against Ms. Drake and the Independent Directors. JX-0314; Dkt. 3. The relief sought was comparable to the resolutions Mr. Lichtenstein had proposed unsuccessfully. Id.

XVIII.	Gibson Dunn Represents Defendants In The Pending Litigation And Executes An Engagement Letter.

Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), which had an existing relationship with the Company, circulated a proposed new engagement letter to Defendants and the Company on February 10, prior to the February 15 TRO hearing. JX-0324 at 1. The engagement letter was signed by Ms. Drake, the Independent

Directors, and Mr. Kampani by February 17. JX-0366; JX-0627; JX-0628.6 Despite the signed engagement letter, the Company has not paid Gibson Dunn any fees related to the instant litigation. 562:15-16 (Drake); 307:4-6 (Corcoran); Moloney Dep. 148:4-16. Following entry of the TRO, Gibson Dunn distributed a new engagement letter to Ms. Drake and the Independent Directors on February 28, which did not include any provisions committing the Company to pay fees. JX-0641; Moloney Dep. 153:19-155:10; 626:2-7 (Drake).

XIX.	Defendants File Suit To Protect The Company And Its Stockholders.

On February 11, Ms. Drake and the Independent Directors filed a complaint requesting the formation of a special committee (or, alternatively, appointment of a custodian) to break the Board deadlock and bringing claims for breach of fiduciary duty. JX-0334. Ms. Drake was authorized to file the complaint as CEO. See 504:8- 10 (Drake).

XX.	The February 15 TRO Hearing.

On February 15 the Court heard argument on Plaintiffs’ TRO request. Dkt. 33. Plaintiffs argued that “[t]he only thing [Defendants] can’t do is purport to speak on behalf of the company and spend the company’s resources and use the company’s public relations firm and the company’s lawyers to advance their agenda

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Ms. Drake and Mr. Corcoran, who submitted their signatures on February 15 and 16, reasonably believed signing the letter did not violate the TRO. 290:3-8, 13-15, 292:12-16 (Corcoran); 561:23-562:19, 625:19-626:1 (Drake).

on the company’s dime.” Dkt. 38 at 24. Plaintiffs’ stated rationale was that they sought a “full and fair election where no one is tapping the company’s treasury or using the company’s resources or advisors to sway the outcome.” Id. at 60. The Court noted “the order is going to be narrow, it’s intended to be narrow”, and “[t]he phrase ‘in support of the election efforts of any candidate for election at the Annual Meeting’ should be viewed narrowly,” noting that this was “the plaintiffs’ intention as well.” Id. at 82.

On February 23, the Court issued a TRO requiring the Company to remain silent in the face of Mr. Lichtenstein’s proxy challenge, except where statements were approved in advance by the Board, and forbidding Defendants from using Company funds to challenge Mr. Lichtenstein. Dkts. 40-41. The Court also held that “[t]he board that stockholders elect can then decide whether proxy expenses should be reimbursed.” Dkt. 40 at 8. The TRO said nothing about using the Company’s former advisors and included no explicit provision that prevented the assistance of advisors. Id. The TRO also did not prohibit stockholders, including those who are Company employees, from assisting in the Proxy Contest. Id. The TRO granted Defendants five days—until February 28—to submit their own slate. Dkt. 41 ¶3.

XXI.	Ms. Drake Nominates A Highly Qualified Director Slate.

Following entry of the TRO, Ms. Drake assembled a director slate while working scrupulously to ensure she was operating within TRO boundaries. 505:4-506:13 (Drake). Certain outside advisors, including Gibson Dunn, Korn Ferry, and Evercore, offered to help for free or on a contingency basis. JX-0641; 566:9-17 (Gibson Dunn); 546:2-13 (Korn Ferry); 552:17-553:5 (Evercore).

While Defendants initially questioned their ability to assemble a competing slate without Company funds and on short notice, they were able to do so, 243:2-13 (Corcoran); 511:7-512:10 (Drake), largely because of industry respect for Ms. Drake, her management team, and the Independent Directors.

On February 28, Ms. Drake delivered a letter to the Company nominating a director slate for election at the upcoming Annual Meeting. The slate included Ms. Drake, the three incumbent Independent Directors, and four additional independent candidates with extensive industry experience (the “Majority Independent Slate”). JX-0469; JX-0476. The Independent Directors joined the Majority Independent Slate to protect the best interests of the Company and its stockholders. JX-0462 at 2; 242:15-243:1 (Corcoran: joined the slate in part “to make sure the investigation didn’t get lost in the shuffle [since] [i]t was particularly important to [him] that the investigation be carried through to completion.”); 848:20-

23 (Lord: joined the slate because he thinks that it is in the “best interest of the [C]ompany going forward”).

XXII.	Defendants Comply With The TRO.

A.	Defendants Utilize Counsel In Compliance With The TRO.

The TRO required Gibson Dunn and Richards, Layton & Finger, P.A. (“Richards Layton”) to withdraw as Company counsel and directed the Company to retain independent counsel with the consent of at least five Board members. Dkt. 41 ¶¶7-8. Accordingly, following the February 15 hearing, Gibson Dunn and Richards Layton immediately ceased acting on behalf of the Company and providing advice and legal services. See Moloney Dep. 122:3-10 (“I did not see, hear or observe anybody providing services to the company … I don’t know of services that are being rendered to the company.”). To avoid leaving the Company literally unrepresented, the law firms waited to file withdrawal papers until selection of independent counsel. The Court shared a similar concern, explaining that the intention of the TRO was never to “leav[e] the [C]ompany unrepresented” and “act[ing] pro se in this court.” Dkt. 103 at 25. When it became clear that the directors would not be able to promptly agree on replacement counsel, Gibson Dunn and Richards Layton moved to withdraw their appearances on behalf of the Company on March 9, obtaining leave to withdraw on April 20. See Dkts. 70, 133.

Plaintiffs initially demanded the Board retain Paul, Weiss, Rifkind, Wharton & Garrison LLP as neutral counsel for the Company. See JX-0489. The parties ultimately reached an agreement on Morris James LLP and Debevoise & Plimpton LLP. PTO ¶¶ 21-22.7

B.	Defendants Utilize Third-Party Advisors In Compliance With The TRO.

The TRO does not prohibit anyone from working with a Company contractor or consultant in the Proxy Contest—it bars the parties from obligating the Company to pay for the services. Nevertheless, Plaintiffs contend Defendants violated the TRO because consultants volunteered minor help for the Majority Independent Slate. Citibank, Evercore, and Korn Ferry are attacked for having helped Ms. Drake recruit a competing slate, and Joele Frank is criticized for having briefly assisted

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Plaintiffs initially claimed Ms. Drake unilaterally retained Morrison & Foerster LLP (“M&F”) in violation of the TRO, but admit they have “no basis to assert that any of the four individual [D]efendants ... had anything to do with the [C]ompany retaining [them].” 177:11-15 (McNiff). The evidence is undisputed that M&F was retained by the Company’s general counsel, without the knowledge of any Defendant. 516:17-19 (Drake) (“Q. Did you authorize Aerojet Rocketdyne to retain Morrison & Foerster? A. No, I didn’t.”); see JX-0701; JX-0696; 518:10-13 (Drake) (“Q. Did you know what the reference to “MoFo” was? A. No. Without sounding silly, I thought it was a curse word.”) When M&F e-mailed the Company about the upcoming Annual Meeting, Defendants were not copied on the correspondence. JX-0484.

with public relations advice. But Joele Frank, Citibank, Evercore, and Korn Ferry are not “Company resources” within the fair meaning of the TRO.

(i) Joele Frank, a strategic communications firm that worked on the Lockheed transaction, “stopped advising [the Company] on the proxy contest … as a result of the TRO.” 547:15-22 (Drake); see 572:1-3 (“Joele Frank never worked with us after the TRO was put in place.”); see also Anderson Dep. 95:19-25 (“Joele Frank … was not willing to advise with [the Company] without an indemnity and engagement letter and was not even willing to do any kind of help around that.”).

(ii) Citibank was engaged by the Company “in conjunction with selling the company, but it wasn’t for any other work.” 548:16-23 (Drake).

(iii) Evercore, an investment banking advisory firm, was engaged by the Company on October 19, 2020, pursuant to which Evercore acted as financial advisor to the Company in connection with the Lockheed transaction. JX-0027. By its own terms, the Evercore engagement letter terminated by January 19, 2022, at which point the Company did not enter into any other engagement letter with Evercore. Id.; see also 553:3-5 (Drake) (“[W]e don’t have an engagement letter.”); Anderson Dep. 46:21-47:7. While the expired Evercore engagement letter contains a “12-month tail” provision limited specifically to “M&A transaction[s],” (i.e., Evercore receives compensation due to its efforts prior to termination if the Company does a deal within twelve months), Evercore is no longer a Company advisor during the tail period. 780:7-15 (Boehle). In January 2022, Evercore learned about the Steel Slate and decided to reach out Ms. Drake and provide assistance. JX-0227; Anderson Dep. 46:21-47:7. After the TRO ruling, and after having consulted with both internal and external counsel regarding the implications of the TRO, Anderson Dep. 189:20-190:15, Evercore provided its services to Ms. Drake free of charge, 553:3-5 (Drake); Anderson Dep. 84:7-16.

(iv) Korn Ferry, an executive and director search firm, was never engaged by the Company to provide services in connection with election efforts, nor has it billed the Company for the work it has conducted in connection with the Majority Independent Slate. 546:2-6 (Drake). Korn Ferry provided Ms. Drake with profiles for potential board members in early February 2022, before the TRO was entered. JX-0285; see 627:6-628:4 (Drake).

C.	Ms. Drake Requires Limited Ministerial Support To Unlock Her Computershare Account.

In order to nominate the Majority Independent Slate, Ms. Drake had to transfer 100 of her Company shares from her brokerage account to a Computershare account so they would be reflected as record shares. 513:4-515:17, 574:1-24, 579:6-19 (Drake). In doing so, Ms. Drake discovered she was locked out of her Computershare account due to inactivity. 513:4-515:17. Computershare told her a Company employee would need to unlock the account because it was a Company account. Id. Ms. Drake made a ministerial request for assistance from a Company employee, who unlocked the account, id., after which her personal broker conducted the transfer, JX-0437 at 13.

D.	Ms. Drake Engages In Investor Communications In Her Capacity As A Stockholder In Compliance With The TRO.

Ms. Drake works on the Proxy Contest as a stockholder. While stockholders may reach out to her at any time, Ms. Drake has a phone “dedicated to shareholders that they can call [her] on”, and she “set up another email account.” 505:13-14 (Drake). Ms. Drake starts any conversation with stockholders related to the Proxy Contest by saying: “I’m talking to you now as Eileen Drake, a shareholder, and not Eileen Drake, the CEO of Aerojet Rocketdyne.” 505:18-21. Ms. Drake pays personally for a website to provide stockholders with information on the Proxy Contest. 506:3-11, 628:16-629:6.

XXIII.	The Board Publishes The Findings And Results Of The Investigation.

On March 10, Weil Gotshal delivered to the Non-Management Committee the findings of the investigation into Mr. Lichtenstein’s misconduct. JX-0576 at 2-3. Mr. Turchin and General Chilton were tasked with proposing consequences agreeable to the entire Non-Management Committee, and the full committee approved the memorandum shared with Ms. Drake and Mr. Lichtenstein on May 2

(the “Committee Report”) that formally reprimanded Mr. Lichtenstein. JX-0576; see 337:2-338:7, 338:12-339:7 (Chilton).

The Committee Report concluded:

Mr. Lichtenstein had communications with third parties outside the Company concerning the merger with Lockheed and the Company’s CEO. Specifically, notwithstanding Mr. Lichtenstein’s stated support for the merger, he made comments expressing skepticism concerning the likelihood of the merger being approved, and approached two parties to inquire regarding their interest in becoming CEO if the merger did not close and criticizing Ms. Drake’s performance. At least one of these inquiries, and likely both, were made after Mr. Lichtenstein received the Guidance Memo.

JX-0576; see also 74:11-76:23 (Henderson). Mr. Lichtenstein received a formal “reprimand” for his misconduct. JX-0576.

As critical as the Committee Report is of Mr. Lichtenstein’s actions, the language was a compromise. 338:12-339:7 (Chilton). The Non-Management Committee reviewed information on the types of penalties issued by other boards confronted with similar fact patterns, and General Lord testified that the “formal reprimand” in the Committee Report is “on the low end of the scale.” 846:21-847:4.

On May 16, the Board published the Committee Report in a press release. JX-0713.

ARGUMENT

The concept of requiring neutrality should not have been applied in this instance. The record establishes that the Company and Defendants responded to an attack orchestrated by Steel through Mr. Lichtenstein’s direction, with the goal of entrenching him and his conflicted cronies and freezing an investigation into his behavior for which he was subsequently formally reprimanded. Indeed, Mr. Lichtenstein’s self-interested actions led to a deadlocked Board, which under different circumstances, may have led to the appropriate application of neutrality principles. Mr. Lichtenstein should not be allowed to benefit from the very circumstances—the deadlocked Board—he created by breaching his fiduciary duties.

Plaintiffs’ claims fail because Defendants did not violate the TRO, they were advised by multiple prominent law firms, they believed reasonably and in good faith their actions were in the best interests of the Company and its stockholders, Defendants’ actions were properly authorized, and Plaintiffs’ unclean hands foreclose their requested relief.

I.	Plaintiffs’ Machinations In Creating A Deadlocked Board Should Not Be Rewarded With The Application Of Neutrality Principles.

A.	Application Of Neutrality Is Not Warranted Here.

Mr. Lichtenstein’s adversity renders any neutrality principle inapplicable here. In its February 15 TRO decision, the Court noted, “Delaware law would be turned on its head if management could take it upon itself to speak for the company in the midst of a divided and deadlocked board on matters involving director elections.” Dkt. 33 at 33. While this policy may be appropriate in a typical board deadlock situation—such as in In re Interstate General Media Holdings., LLC, C.A. No. 9221-VCP, at 4-5 (Del. Ch. Apr. 10, 2014) (TRANSCRIPT), where all parties to a deadlocked board agreed in substance that the company should be dissolved, or in In re Howard Midstream Energy Partners, LLC, C.A. No. 2021-0487-LWW, at 60-62 (Del. Ch. July 22, 2021) (TRANSCRIPT), enforcing an existing order to maintain the status quo of a deadlocked board arising from disagreements over purported terminations of several board members—it gives way to the duty to defend where an activist paralyzes the board to prevent it from responding to his challenge. See, e.g., Strategic Inv. Opportunities LLC v. Lee Enterprises, Inc., 2022 WL 453607, at *15 (Del. Ch. Feb. 14, 2022) (recognizing “the inherent conflicts of interest that arise when a board of directors acts to prevent shareholders from effectively exercising their right to vote either contrary to the will of the incumbent board members generally or to replace the incumbent board members in a contested election”).

Indeed, in Campbell v. Loew’s, Inc., Chancellor Seitz upheld the use of company resources by a board faction that included the president in using the corporate name and company funds to solicit proxies to remove certain directors without Board authorization. 134 A.2d 852 (Del. Ch. 1957). The Loew’s board, as here, was unable to act on the solicitation, although the reason there was the inability to muster a meeting quorum. Id. at 862. This Court held the president’s faction was

“entitled to solicit proxies, not as representing a majority of the board, but as representing those who have been and are now responsible for corporate policy and administration,” and that the president’s “faction, because it symbolizes existing policy, has sufficient status to justify the reasonable use of corporate funds to present its position to the stockholders.” Id. at 863-64. Defendants here did far less in their official capacities than the conduct upheld in Campbell. All they are alleged to have done before issuance of the TRO was retain and consult advisors on how to respond to the Steel challenge, issue a press release disclosing information relating to the challenge, make an SEC submission attaching their disclosures, and file a lawsuit seeking judicial intervention in light of Plaintiffs’ fiduciary duty breaches. Delaware law does not prohibit such conduct.

B.	Defendants Believed In Good Faith That The Press Release And Related Form 8-K Were Properly Authorized.

It is undisputed the Press Release was not approved by the entire Board. However, Defendants believed reasonably and in good faith that those actions (under the circumstances) were authorized and in the best interests of the Company and its stockholders, and relied reasonably and in good faith on counsels’ advice. See Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 368 n.36 (Del. 1993) (considering all relevant circumstances in determining whether actions were taken in good faith), decision modified on reargument, 636 A.2d 956 (Del. 1994). Indeed, the Company’s Governance Guidelines specifically authorize the CEO (Ms. Drake) to “speak for the Company.” JX-0018 ¶25; see 1031:19-1032:5 (Lichtenstein: Board policy permits CEO to speak for Company).

Fiduciaries have an “unyielding fiduciary duty to protect the interests of the corporation.” Technicolor, 634 A.2d at 360. The duty includes protecting the corporation from harm “whether a threat originates from third parties or other shareholders.” Unitrin, Inc. v. Am. Gen. Corp. (In re Unitrin, Inc.), 651 A.2d 1361, 1387 (Del. 1995) (quoting Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946, 955 (Del. 1985)). The fiduciary duties owed by officers “are the same as those of directors.” Gantler v. Stephens, 965 A.2d 695, 709 (Del. 2009).

In the four months leading up to the introduction of the Steel Slate, Mr. Lichtenstein violated a written directive from the Board by pursuing efforts to undercut and fire the CEO. JX-0088. Ignoring the Company’s governance procedures, Mr. Lichtenstein demanded a slate that excluded the director spearheading the investigation into Mr. Lichtenstein’s misconduct and would create a Board on which Steel-affiliated directors would hold four of seven seats. JX-0152. Mr. Lichtenstein demanded a contract between Steel and the Company guaranteeing him a Board seat with no exceptions, as well as all other directors other than Mr. Corcoran, thereby subverting the integrity of the misconduct investigation and giving his faction control over the Board. When Defendants rejected the corrupt bargain, Mr. Lichtenstein nominated a slate that excluded every director who opposed his will and, if approved, would lock in Steel’s control. JX-0171. His four-director faction then prevented the Company from nominating an official slate or from responding in any way to Steel’s challenge. Defendants were justifiably concerned that Mr. Lichtenstein intended to eliminate the risk he would be dropped from the official Company slate. When Mr. Lichtenstein publicly disclosed the Steel Slate, Defendants became even more concerned that stockholders were not getting the full picture. JX-0245 at 19. The Schedule 13D Amendment failed to disclose material information not only about the background of the solicitation and Mr. Lichtenstein’s unauthorized communications regarding the Merger, but also his future plans for the Company. Id. Based on this, the Independent Directors felt that it was necessary to provide stockholders with additional information to put the Steel Slate into context. 354:9-355:16 (Chilton).

Defendants were justified in responding as they did based on their good-faith belief that the Press Release was “in the best interest of the company” and its stockholders, particularly given that the Steel Slate was “highly irregular and inconsistent with good corporate governance.” 275:19-276:11, 279:12-20, 280:10-16 (Corcoran); 353:23-357:14, 394:14-18 (Chilton). Any failure to respond to such a threat could constitute a breach of duty for “choosing not to cross” Mr. Lichtenstein. See La. Mun. Police Emps.’ Ret. Sys. v. Fertitta, 2009 WL 2263406, at *8 (Del. Ch. July 28, 2009) (alleged failure to protect against creeping control acquisition by CEO/Chairman after merger fell through stated breach of duty claim).

Moreover, while the six Non-Management Directors are considered “independent” under NYSE listing standards and SEC rules because, among other things, they are not Company employees, 64:21-65:4 (Henderson), director independence under these standards is not the same as director independence under Delaware law. See, e.g., Teamsters Union 25 Health Servs. & Ins. Plan v. Baiera, 2015 WL 4192107, at *12 (Del. Ch. 2015) (“[A] board’s determination of director independence under the NYSE Rules is qualitatively different from, and thus does not operate as a surrogate for, this Court’s analysis of independence under Delaware law….”). Documentary and testimonial evidence revealed a host of ties between Mr. Lichtenstein and Conflicted Directors, such that each lacks independence from Mr. Lichtenstein and/or Steel.8 55:21-56:15, 58:18-60:11 (Henderson); 166:14-167:3, 167:9-168:1 (McNiff); 633:22-634:6, 669:7–670:10 (Turchin); see Goldstein v. Denner, 2022 WL 1671006 at *47 (Del. Ch. May 26, 2022) (director’s “desire to … maintain[] or strengthen a relationship with the influential party [who bestowed directorship] could support an inference that the director was not independent”). Mr. Lichtenstein did not seek out legal advice on the question of “whether he or any

[8]	Steel Partners’ latest revised proxy statement actually proposes to replace Ms. McNiff and Mr. Henderson, apparently acknowledging their conflicted status.

other director on the board had a conflict of interest in dealing with matters relating to Steel.” 1021:14-1025:21.

Unlike the Independent Directors, the Conflicted Directors were not involved in the discussion about whether to publish the Press Release because, as members of the Steel Slate, they were not neutral. 499:8-16 (Drake); 395:10-13 (Chilton); 915:10-916:7 (Lord). In fact, Mr. Wolters, as counsel to the Non-Management Committee, specifically stated he could not advise Mr. Henderson, Ms. McNiff, and Mr. Turchin because they were “actively adverse and have their own counsel.” JX-0638; see also JX-0167 (e-mail from J. Wolters stating that he had advised Mr. Henderson, Ms. McNiff, and Mr. Turchin’s attorney as described in JX-0638).

Based on past Company practice and because of Plaintiffs’ conflicts of interest, Defendants reasonably believed that the issuance of the Press Release and the related Form 8-K were properly authorized.

The Company’s formal delegation of authority policy documents and the delegation matrixes contained therein (the “Delegation Matrixes”) expressly state that a “Press Release” does not require Board approval. JX-0066 at 7; 501:5-17 (Drake). The Company’s Corporate Governance Guidelines specifically authorize the CEO (Ms. Drake) to “speak for the Company.” JX-0018 ¶ 25; see 1031:19-1032:5 (Lichtenstein acknowledging that Board policy permits CEO to speak for the Company). Nor is it typical practice for the Board to approve press releases before management publishes them. 501:3-4 (Drake) (“In my seven years, I don’t think I’ve ever had a press release approved by the board.”); 355:20-24 (Chilton) (“Not to my recollection. I don’t remember that being a routine thing that we did at all.”). In fact, Mr. Lichtenstein expressed to Ms. Drake “that [she] didn’t need to pass press releases by him” because “he was very confident with my judgment.” 501:14-17 (Drake). According to established Company practice, making such disclosures is a management function, and management typically does not request Board approval for such disclosures unless it is explicitly required by the Bylaws. JX-0343 at 108.9

Even without the formal authority delegations, officers have the authority to act on behalf of the corporation in the ordinary course without the prior authorization of the board, whether to speak on behalf of the corporation or bind it to an enforceable contract. See In re Walt Disney Co. Deriv. Litig., 907 A.2d 693, 761 (Del. Ch. 2005) (“As a general rule, a CEO has no obligation to continuously inform the board of his actions as CEO, or to receive prior authorization for those actions.”),

[9]

Under established Company practice, making disclosures with the SEC on Form 8-K following issuance of a press release is a management function. Once Defendants issued the Press Release, as they believed was appropriate, necessary, and pursuant to Company practice, Regulation FD required the Form 8-K disclosure made by the Company on February 2. JX-0334 ¶68. Unlike other required disclosures, Form 8-Ks can be furnished, rather than filed, with the SEC and do not require Board approval like formal quarterly and annual reports. Moloney Dep. 219:13-22, 220:1-7; see McNiff Dep. 266:10-267:15; see, e.g., JX-0146 (January 25 press release issued by the Company without Board approval, which also generated a Form 8-K filing, and which Mr. Lichtenstein agreed was not “unauthorized” (Lichtenstein Dep. 277:6-11)).

aff’d, 906 A.2d 27 (Del. 2006); see also id. at 761 n.490. “The general rule is that a president of a corporation is empowered to transact, without special authorization from the board of directors, all acts of an ordinary nature that are incident to the office by usage or necessity and to thus bind the corporation.” 2A WILLIAM MEADE FLETCHER ET AL., FLETCHER CYCLOPEDIA OF THE LAW OF CORPORATIONS § 559 (2021).

The cases cited by Plaintiffs to support their contention that Defendants’ issuance of the Press Release and their direction of outside counsel was unauthorized are inapposite. Unlike in Applied Energetics, Inc. v. Farley, in which the Court invalidated a company’s sole remaining director’s issuance of twenty-five million shares and an annual salary of $150,000 to himself because there was no basis for his authority to do so, Defendants acted with inherent and delegated authority of Company officers in what they believed to be the Company’s best interest given the self-serving actions of Mr. Lichtenstein. 239 A.3d 409, 426, 428 (Del. Ch. 2020). They also cannot be charged with self-dealing.

Similarly, in Hack v. BMG Equities Corp., the Court enjoined one of two Company A directors from voting Company B shares owned by Company A in a way that would have given that director “indefinite[]” control of Company B while Company A’s board was deadlocked on the issue to be decided at Company B’s stockholder meeting. 1991 WL 101848, at *1-2 (Del. Ch. June 12, 1991).

Defendants here are not accused of acting to further their own self-interest; they are defending the Company from internal and externals threats.

Pearl City Elevator, Inc. v. Gieseke, where the plaintiff directors brought a Section 18-110 claim, in which “[t]he competing factions make their case for control, [and] the Court decides the issue,” is equally distinguishable. C.A. No. 2020-0419-JRS, at 88 (Del. Ch. Sept. 11, 2020) (TRANSCRIPT). In Gieseke, the “limited and focused nature of Section 18-110 proceedings” and the status of the company as the “neutral res” in an in rem Section 18-110 action were central to the Court’s ruling. Id. at 87-88. But here, the Company is not a “neutral res” and Plaintiff has not brought claims under Section 18-110.

Plainfield Special Situations Master Fund Ltd. v. Solidus Networks Inc., in which the court prohibited a company from retaining or paying outside litigation counsel without Board approval, is distinguishable because it was a Section 225 action in which the board composition was in dispute. C.A. No. 3308-VCS at ¶10 (Del. Ch. Oct. 23, 2007) (Status Quo Order). Here, Defendants are undisputedly directors and officers of the Company and are exercising their rights and fulfilling their obligations as directors and officers pursuant to formal Company policies to promote the best interests of the Company and its stockholders. JX-0066 at 13.

C.	Defendants Relied Reasonably On The Advice Of Counsel.

Defendants also relied reasonably and in good faith on the advice of counsel in taking the challenged actions. Under 8 Del. C. § 141(e), directors are “fully protected in relying in good faith” on advice “as to matters the member[s] reasonably believe[] are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.” Courts assessing a fiduciary’s good faith consider all relevant circumstances, Technicolor, 634 A.2d at 368, including the reasonable reliance on advice from competent counsel, see Cirillo Fam. Tr. v. Moezinia, 2018 WL 3388398, at *12 (Del. Ch. July 11, 2018) (“[j]ustifiable reliance on outside counsel evinces good faith, not an improper dereliction of duty”), aff’d, 220 A.3d 912 (Del. 2019) (TABLE). Fiduciaries are protected in reasonably relying on legal advice, even if such advice is later judged to be mistaken. Busch v. Richardson, 2018 WL 5970776, at *10 n.96 (Del. Ch. Nov. 14, 2018). Such protection is warranted here.

Notwithstanding past practice and Company policy regarding management’s authority to issue press releases, Defendants received the advice of attorneys from five law firms, including counsel to the Non-Management Committee, Company counsel, and several financial advisors, who advised that publishing the Press Release was appropriate. See, e.g., JX-0179 (e-mail from J. Gromacki (Jenner & Block) copying CFO Dan Boehle, Andreas Wagner (Aerojet head of human resources), and others, recommending publishing the Press Release). Counsel advised that the misconduct investigation should be disclosed “in order to ensure that [Aerojet’s] publicly disclosed response to the hostile proxy nominations by Warren/SP is complete and not potentially misleading.” JX-0207, advice Ms. Drake explicitly questioned, see 496:22-498:2 (Drake); Moloney Dep. 196:8-197:7. Mr. Kampani also reviewed the challenged Press Release and related SEC submission, as did Morris Nichols and Weil Gotshal. JX-0201. None expressed reservations about Defendants’ authority to take the challenged actions.

II.	Defendants Have Not Violated The TRO.

Since February 15, Defendants have made unequivocally no “statement[s] … on behalf of or in the name of the Company,” “take[n no] action on behalf of or in the name of the Company,” nor “use[d] or otherwise deploy[ed] Company funds or other Company resources in support of the election efforts of any candidate for election at the Annual Meeting.” JX-0565; 240:15-241:2, 241:11-242:8 (Corcoran); 363:19-364:17, 379:9-23 (Chilton); 505:4-508:8, 524:11-16, 629:14-16 (Drake); 921:21-922:8 (Lord).

Plaintiffs claim Defendants violated the TRO by coopting Company advisors or using Company “resources” to support of Majority Independent Slate. Plaintiffs failed to demonstrate any TRO violations. The Majority Independent Slate was not a “company slate.” 377:9-378:8 (Chilton: “we seemed to have also been in a position where it was going to be very difficult for a normal process through nom[inating] and gov[ernance] to go forward and produce a company slate”); 856:22-857:4 (Lord: a slate nominated by a shareholder is not a Company slate as it does not go through the “normal process”). Accordingly, its assembly did not violate the TRO.

A.	Plaintiffs Did Not Prove Any Actions With Respect To Legal Advisors Violated The TRO.

Plaintiffs argue Defendants improperly caused the Company to retain M&F as Company counsel in violation of the TRO. However, the unrebutted evidence clearly shows Defendants had no involvement with the Company’s retention of M&F, which was conducted entirely by the Company’s in-house counsel without Defendants’ knowledge. JX-0484; JX-0696; JX-0701; 177:11-15 (McNiff); 516:17-19, 518:10-13 (Drake).

Plaintiffs also argue Defendants’ post-TRO use of Gibson Dunn and Richards Layton violated the TRO. Neither firm has been paid in connection with the Proxy Contest or this action since the TRO hearing. See supra Factual Background XVIII, XXII (Gibson Dunn providing pro bono services in connection with this litigation); 626:2-7 (Drake). While Plaintiffs expressed concern about Defendants’ right to indemnification and advancement under the TRO, trial testimony confirms Plaintiffs, too, expect the Company will indemnify them for litigation legal costs. Turchin Dep. 275:16-276:6; see Dkt. 40 (TRO and accompanying opinion did not affect parties’ rights to indemnification, or the Board’s ability to later decide to cover litigation costs associated with the Proxy Contest).

B.	Defendants’ Collaboration With Third-Party Advisors On A Pro Bono Basis Does Not Violate The TRO.

The TRO prevented the parties from “tak[ing] action on behalf of or in the name of the Company” and “us[ing] … Company resources in support of the election efforts of any candidate for election at the Annual Meeting.” Dkt. 41. Plaintiffs claim third-party advisors who assisted the Company on matters unrelated to the Proxy Contest improperly assisted Ms. Drake in drafting the Press Release (Joele Frank) or in assembling a proxy slate (Citibank, Evercore, and Korn Ferry). None of the advisors are “Company resources” within the meaning of the TRO simply because they previously provided unrelated services to the Company. Each assisted Ms. Drake pro bono, with no agreement they would be paid by the Company. Moreover, neither Joele Frank nor Citibank provided any Proxy Contest-related services after the TRO was entered. 547:15-22, 548:16-23, 572:1-3 (Drake); Anderson Dep. 95:19-25.

Evercore’s engagement by the Company was limited to investment banking services related to the Board’s approval of the Merger in December 2020. It has a “12-month tail” entitling it to a fee if the Company enters into an alternative transaction, but it is not required to provide any services to receive that fee. JX-0027; 548:18-23 (Drake); 780:7-15 (Boehle); Anderson Dep. 46:21-47:7. It is undisputed that after the TRO ruling, Evercore provided assistance at no cost and has not been paid. 552:24-553:5 (Drake).

There is no engagement letter between Korn Ferry and the Company that would prevent Korn Ferry from aiding Defendants. Korn Ferry has not billed the Company in connection with any work in connection with the Majority Independent Slate and provided its services free of charge. 546:2-9, 627:6-628:4 (Drake). To the extent Ms. Drake consulted Korn Ferry following the Court’s TRO, she did so in her individual capacity. 509:1-510:1.

While Plaintiffs pointed at trial to a few e-mails in which third parties copied Company employees on correspondence with Citi and Evercore in the days immediately following the TRO hearing, Defendants quickly asked Evercore and Citi, to “keep document distributions, emails and calls to just the Evercore and Citi, plus Eileen and Gibson Dunn.” JX-0428; 796:3-16 (Boehle).

While Plaintiffs claim Defendants used “Company resources” by engaging legal and financial advisors, Mr. Lichtenstein himself regularly made use of former Company advisors at the same time. For example, Mr. Lichtenstein is using the Company’s proxy solicitor on the Merger, Okapi Partners, in support of the Steel Slate. 1036:3-16 (Lichtenstein). Steel also tried to engage Korn Ferry to provide services, 1036:17-22, but Korn Ferry “would not accept recruiting assignments from Steel Partners due to Korn Ferry’s ongoing relationship with Aerojet Rocketdyne,”

JX-0497. In selecting the Steel Slate, Mr. Lichtenstein received aid from Aerojet consultant Chris Kubasic. 1036:23-1038:23. Defendants have not explained why it is permissible for Mr. Lichtenstein to receive aid from Company consultants while it is improper for Defendants to do so.

C.	Defendants’ Have Not Used Any Company Resources In Violation Of The TRO.

Plaintiffs contend Defendants improperly used Company “resources” because they received assistance from employees and used Company e-mail and systems. But trial testimony confirmed that Ms. Drake and Company personnel who support the Majority Independent Slate in their personal capacities as stockholders have been careful only to use their personal time and resources when working on the Proxy Contest, and, as noted above, the Company has expended no funds in support of Defendants.

Ms. Drake took countless affirmative steps to ensure compliance with the TRO. 505:4-507:18 (Drake). Immediately following the TRO, Ms. Drake and Mr. Kampani held an all-staff meeting to explain the TRO. 505:9-10. Ms. Drake carefully considered the role of her management team. While “[she] had never done [shareholder calls] alone prior to [the TRO] … [n]ow [she] does all shareholder calls either by [her]self or with a proxy solicitor” to avoid any potential use of Company time related to the Proxy Contest. 505:22-24. Relatedly, Ms. Drake does not include any Company personnel in any meetings with this proxy solicitor or other advisors.

507:19-508:2. Indeed, Company personnel were intentionally removed from communications with outside advisors following the TRO. See, e.g., JX-0426 (Evercore e-mail to Drake, Boehle, and others regarding an action plan); JX-0428 (Gibson Dunn response to JX-0426 removing e-mail recipients and asking to “keep document distributions, emails and calls to just the Evercore and Citi, plus Eileen and Gibson Dunn”).

Dan Boehle and John Schumacher are alleged to have violated the TRO because they participated in a handful of e-mail threads and conversations regarding the Proxy Contest. Those employees voluntarily assisted in their personal, individual capacities as stockholders—not as employees or representatives of the Company. 505:4-508:8 (Drake); 761:19-762:10 (Boehle). Ms. Drake and Mr. Boehle use personal e-mail addresses for proxy contest-related communications in their individual capacities when possible, but the fast-paced nature of their employment coupled with the demands of the Proxy Contest do not make this feasible in every instance. See 505:4-508:8 (Drake); 761:7-15 (Boehle). On occasion, Mr. Boehle attended investor calls, but he did not facilitate those calls for the purposes of discussing the Majority Independent Slate or advancing any agenda in connection with the proxy contest. 591:24-592:5, 593:6-18, 594:1-15 (Drake); 758:16-759:24; 760:1-761:6; 761:19-762:10; 763:7-16 (Boehle). Plaintiffs have cited no authority holding it is improper for an employee who is also a stockholder to voluntarily play a partisan role in a proxy contest. See Strategic Inv. Opportunities LLC, 2022 WL 453607, at *8 (“Delaware law recognizes that stockholders’ fundamental right to participate in the voting process includes the right to nominate an opposing slate.”).10

Plaintiffs also assert Defendants violated the TRO when Ms. Drake asked the Company for administrative help transferring her AJRD shares to Computershare. The ministerial task of unlocking an employee’s Computershare account was not a use of Company resources in violation of the TRO. 574:1-24, 579:6-19 (Drake) (Company associate “assisted in unlocking [Drake’s] password for the Computershare account”); see also JX-0437 (seventy-one-page complication of Computershare e-mails where Ms. Drake is not on a single one). Company employees did not transfer the shares; Ms. Drake’s personal broker did. JX-0437 at 13.

Mr. Lichtenstein also asked Company employees and consultants to help him re-title stock to facilitate Steel’s nomination of a Board slate. 1039:13-1041:22; JX-0864. Mr. Lichtenstein attempted to justify his actions by claiming he was only preparing for a possible proxy fight, but had not yet determined if he needed to

[10]

Plaintiffs attempt to play “gotcha” by citing a few e-mails in which Mr. Boehle and others communicated during business hours about the Proxy Contest. Mr. Boehle did not “punch a clock” or have established working hours, often working on weekends and holidays. 790:19-791:1.

nominate his own slate. 1039:13-1041:5. Steel’s request was on January 25, and Mr. Lichtenstein’s handwritten notes reveal he was well into recruiting his slate. JX-0864; JX-0122.

Mr. Lichtenstein has not hesitated to demand that senior management provide him with information used to craft the attacks on Ms. Drake and the proposals for corporate strategies that feature in his Proxy Contest fight letters. See, e.g., 1047:17-20 (Lichtenstein); 757:5-21 (Boehle); JX-0702; JX-0704. Here, again, Plaintiffs make no effort to explain why, if Defendants’ conduct is impermissible, Mr. Lichtenstein’s conduct is not as well.

D.	The Court Should Not Hold Defendants In Contempt.

Whether a party should be held in contempt is a discretionary matter for the Court. See Dickerson v. Castle, 1991 WL 208467, at *3 (Del. Ch. Oct. 15, 1991). The violation “must not be a mere technical one, but must constitute a failure to obey the Court in a meaningful way.” Id. at *4 (internal quotation omitted) (emphasis added). Plaintiffs have the burden of proving contempt by a preponderance of the evidence. inTEAM Assocs., LLC v. Heartland Payment Sys., LLC, 2021 WL 5028364, at *11 (Del. Ch. Oct. 29, 2021). Plaintiffs have not met that burden.

“A cardinal requirement for any adjudication of contempt is that the order allegedly violated give clear notice of the conduct being proscribed.” Mother Afr.

Union First Colored Methodist Protestant Church v. Conf. of Afr. Union First Colored Methodist Protestant Church, 1992 WL 83518, at *9 (Del. Ch. Apr. 22, 1992) (declining to finding contempt where order “proscribed certain conduct,” but challenged action “was not included”), aff’d, 633 A.2d 369 (Del. 1993) (TABLE); inTEAM Assocs., 2021 WL 5028364, at *11 (same).

During the TRO hearing, Plaintiffs focused on use of the Company’s monetary resources, noting they did not want Defendants to “advance their agenda on the company’s dime” or “tap[] the company’s treasury.” Dkt. 38 at 24, 60 (emphasis added). The Court, in granting the TRO, highlighted that the order was “narrow.” Id. at 82. Defendants reasonably understood that TRO was narrowly meant to restrain use of the Company’s monetary resources. See 628:1-628:15 (Drake). Moreover, the TRO did not explicitly state that former Company advisors (with no ongoing engagement with the Company) could not support Defendants separately or that Company employees could not, in their individual capacities as stockholders, support the Majority Independent Slate. Thus, conduct of that nature could not be said fall within the specific conduct restrained and cannot support a finding of contempt. Further, any arguable violation would be a mere technical lapse, not a failure to obey the Court’s orders in a meaningful way.

Indeed, even where there has been a violation, the Court considers good-faith efforts to comply with the order. Dickerson, 1991 WL 208467, at *4. This Court has noted in considering a motion for contempt that “the Court must be satisfied that there was an ‘element of willfulness or conscious disregard of a court order.’” Mitchell Lane Publishers., Inc. v. Rasemas, 2014 WL 4804792, at *2 (Del. Ch. Sept. 26, 2014) (quoting Gallagher v. Long, 940 A.2d 945 (Del. 2007) (TABLE)). Plaintiffs cannot point to a single action by Defendants from February 15 onward that was willful or done with conscious disregard of a Court order. As detailed above, Defendants made good-faith efforts to comply with the TRO.

In Mitchell Lane Publishers, the parties were bound by a confidentiality order barring the parties from summarizing, describing, disclosing, or characterizing defendants’ confidential discovery material to unauthorized third parties. 2014 WL 4804792, at *1. The plaintiff then sent an e-mail to a publisher noting it needed to cancel publication of a book based on confidential information received from the defendants in discovery, which the defendants argued violated the order. Id. The Court found that while the plaintiff failed to abide by the confidentiality order, the Court had “broad discretion to impose sanctions” that are “just and reasonable” and found that the plaintiff should not be held in contempt where the defendants did not suffer any real injury and that the technical violation and did not constitute a failure to obey in a “meaningful way.” Id. at *3. The Court noted that the purpose of the e-mail was merely to cancel the publication of a book, not a pattern of noncompliance. Id.

Similarly, here, the acts alleged to be violative were, at worst, mere technical violations and do not constitute a failure to obey the Court’s order in any meaningful way, and certainly not intentionally. For example, with respect to Ms. Drake’s request that Company employees help unlock her corporate Computershare account after the password had expired, Ms. Drake was instructed by Computershare that the Company needed to authorize the unlocking of her account and she had a good-faith belief that it was necessary for the Company to unlock her account. If this ministerial task is found to have violated the TRO, such a violation would be merely technical in nature.

III.	Plaintiffs’ Unclean Hands Foreclose Their Requested Relief.

Under the unclean hands doctrine, where one who seeks equitable relief “violated conscience or good faith or other equitable principles in his conduct, then the doors of the court of equity should be shut against him. The Court should refuse to interfere on his behalf to acknowledge his right or to award him a remedy.” Bodley v. Jones, 59 A.2d 463, 469 (Del. 1947). This Court has “extraordinarily broad discretion” in applying the doctrine. In re Shawe & Elting, LLC, 2015 WL 4874733, at *37 (Del. Ch. Aug. 13, 2015), aff’d sub nom. Shawe v. Elting, 157 A.3d 152 (Del. 2017).

The doctrine applies where the movant’s inequitable conduct has “an immediate and necessary relation to the claims under which relief is sought.”

Nakahara v. NS 1991 Am. Tr., 718 A.2d 518, 523 (Del. Ch. 1998) (citation and internal quotation marks omitted). In making this determination, courts “examine the particular transactions and circumstances involved … which are alleged to taint” the subject of the suit. Id. at 523-24 (quoting Johnson v. Yellow Cab Co., 321 U.S. 383, 387-88 (1944)). Here, the “immediate and necessary relation” is self-evident— the conduct Plaintiffs challenge was a direct response to Plaintiffs’ inequitable behavior.

Mr. Lichtenstein and his Board allies manipulated their fellow directors and the Company into an impossible choice. Mr. Lichtenstein demanded that the Board contractually guarantee his seat regardless of the misconduct investigation outcome, and that it nominate a slate giving Steel-affiliated directors a four-to-three majority. Otherwise, Steel would propose its own candidates and use its four director votes to prevent the Board from naming an official slate or responding in any way to Steel’s control grab. Either way, a 5% stockholder would be free to implement Mr. Lichtenstein’s longstanding, concealed goal of ousting senior management.

Mr. Lichtenstein’s use of his director status to protect his Board seat (and the millions per year in compensation he received) and to transform the Board into a Steel-controlled body was self-dealing. There is “‘no dilution’ of the duty of loyalty when a director ‘holds dual or multiple’ fiduciary obligations and ‘no safe harbor’ for such divided loyalties in Delaware.” Weinberger v. UOP, Inc., 457 A.2d 701,

710 (Del. 1983); Emerald P’rs v. Berlin, 787 A.2d 85, 96 (Del. 2001) (“no safe harbor” admonition is “venerable and fundamental principle”). Directors with conflicts regarding a proposed transaction “should totally abstain from participating in the board’s consideration of that transaction.” In re Tri-Star Pictures Litig., 1995 WL 106520, at *3 (Del Ch. Mar. 9, 1995); see also In re Coty Inc. S’holder Litig., 2020 WL 4743515, at *10 (Del. Ch. Aug. 17, 2020) (refusing to dismiss fiduciary breach claim where interested directors “did not totally abstain from the process” by which target board approved tender offer); Voigt v. Metcalf, 2020 WL 614999, at *28 (Del. Ch. Feb. 10, 2020) (“cookie-cutter step [of conflicted directors] recus[ing] themselves from the Board’s final vote ... not sufficient to establish a successful abstention defense” where they “did not absent themselves from the process entirely”); In re Walt Disney, 907 A.2d at 758 (director/officer avoided fiduciary breach “by not improperly interjecting himself into the corporation’s decisionmaking [sic.] process nor manipulating that process”). Mr. Lichtenstein breached his duty as an Aerojet director by using his vote to paralyze the Board on a matter in which he was interested. 11

This Court has applied the unclean hands doctrine to deny relief to a director who deadlocked Board votes as leverage on other matters. In In re Shawe & Elting,

[11]	While Mr. Lichtenstein denied he was conflicted, Tr. 988:6-8, his ally Mr. Henderson readily acknowledged the conflict. Tr. 96:1-13.

the court found two directors “engaged in … ‘mutual hostaging’” under which each withheld necessary approvals for business matters until the other “relented” by granting another approval desired by the first. 2015 WL 4874733, at *36. Finding plaintiff’s “conduct directly relate[d] to the claims he advance[d] …, i.e., [defendant]’s refusal (often short-lived) to approve acquisitions, leases, new hires, [certain] legal expenses, and internal control reforms,” the Court held “it would be inequitable to permit [plaintiff], who was at least equally at fault for the culture of mutual hostaging . . ., to castigate [defendant] for conduct that was part and parcel of their dysfunctional relationship.” Id. at *36-37. Mr. Lichtenstein is guilty of the same kind of “hostaging.”

There is more. It is a “basic principle that directors have an unremitting obligation to deal candidly with their fellow directors.” City of Fort Myers Gen. Emps.’ Pension Fund v. Haley, 235 A.3d 702, 720 (Del. 2020) (internal quotations omitted). Mr. Lichtenstein breached that principle by concealing his efforts to undercut and replace Ms. Drake, denying his pressure on Mr. Corcoran to leave the Board, failing to disclose to the full Board his plans to launch a proxy contest ahead of nomination notice, and disregarding the Board’s nomination procedures, all to ensure a Steel-dominated Board. See CBS Corp. v. Nat’l Amusements, Inc., 2018 WL 2263385, at *4 (Del. Ch. May 17, 2018) (fiduciary’s “interfere[nce] with the Nomination and Governance Committee process” and efforts “to undermine the management team, including, without board authority, talking to potential CEO replacements, deriding the Chief Operating Officer and threatening to change the Board” stated breach claims); Shamrock Hldgs. of Cal., Inc. v. Iger, 2005 WL 1377490, at *4-5 (Del. Ch. June 6, 2005) (directors’ efforts to replace CEO in manner inconsistent with company policy states claim for fiduciary duty breach); Hollinger Int’l, Inc. v. Black, 844 A.2d 1022, 1061 (Del. Ch. 2004) (director liable for loyalty breach for, inter alia, failing to “fulfill his obligation to be candid to his fellow directors”), aff’d, 872 A.2d 559 (Del. 2005); Bomarko, Inc. v. Int’l Telecharge, Inc., 794 A.2d 1161, 1173-74 (Del. Ch. 1999) (CEO/director liable for, inter alia, concealing from fellow directors unauthorized negotiations with financing source and diversion of financing opportunity from corporation), aff’d, 766 A.2d 437 (Del. 2000).

Boiled to its essence, Plaintiffs argue Defendants misstepped by refusing to accept the Hobson’s choice Mr. Lichtenstein forced on them. Putting aside the question of whether Defendants had authority to do what they did, they took proportionate steps to meet what they recognized as a threat to the corporation and its stockholders, fulling their affirmative duty to protect the corporate enterprise. In doing so, they upheld their “affirmative duty” to protect the enterprise. See McMullin v. Beran, 765 A.2d 910, 919 (Del. 2000) (directors have “affirmative duty” to protect stockholders); Sealy Mattress Co. of N.J. v. Sealy, Inc., 532 A.2d

1324, 1338 (Del. Ch. 1987) (“Representation of the financial interests of others imposes on a director an affirmative duty to protect those interests”) (citation omitted); Unocal, 493 A.2d at 955 (fiduciaries bound to protect company “whether a threat originates from third parties or other shareholders”); Unitrin, 651 A.2d at 1387. As Mr. Henderson acknowledged, “the company needs to formulate a plan for what the company is going to do in response to” a stockholder proxy notice, and “the board of directors would be responsible for creating that plan.” 95:16-24; see In re Rural/Metro Corp. S’holders Litig., 102 A.3d 205, 239 (Del. Ch. 2014) (adviser’s fraud on board was unclean hands, barring claim for contribution/settlement credit from defrauded directors).

All the conduct challenged by Plaintiffs here was a response to Mr. Lichtenstein’s offer of a corrupt bargain and, once rejected, attempted putsch. Had Mr. Lichtenstein abstained on matters relating to Steel’s insurgency and provided some advance notice to the Board of his intentions to launch a proxy contest, there would have been no deadlock, and a Board majority could have nominated a Company slate, commented on Steel’s conduct and taken all other appropriate actions in response.12 Simply stated, had Mr. Lichtenstein not violated

[12]

Mr. Henderson, Mr. Turchin, and Ms. McNiff also were hobbled by conflicts because of their relationships with Mr. Lichtenstein and Steel. See Goldstein, 2022 WL 1671006 at *47 (“when an influential party has bestowed a directorship ... in the past or has the power to reward … directorships in the future, then the his fiduciary duties or had one of his allies broken ranks and recused from the matter in the face of his misconduct, we would not be here.

CONCLUSION

For the reasons described above, Defendants request the Court enter an order denying Plaintiffs any relief and entering judgment in favor of Defendants.

individual may seek to serve the interests of that influential party”). The Court, however, need not reach that issue at this juncture.

/s/ Raymond J. DiCamillo
OF COUNSEL:	Raymond J. DiCamillo (#3188)
Kevin M. Gallagher (#5337)
Mark A. Kirsch	Daniel E. Kaprow (#6295)
Adam H. Offenhartz	Caroline M. McDonough (#6870)
GIBSON, DUNN & CRUTCHER LLP	RICHARDS, LAYTON & FINGER, P.A.
200 Park Avenue	920 North King Street
New York, New York 10166	Wilmington, Delaware 19801
(212) 351-4000	(302) 651-7700

Brian M. Lutz
GIBSON, DUNN & CRUTCHER LLP	David J. Margules (# 2254)
555 Mission Street, Suite 3000	Brittany M. Giusini (#6034)
San Francisco, California 94105	BALLARD SPAHR LLP
(415) 393-8200	919 N Market St., 11th Floor
Wilmington, Delaware 19801
Colin B. Davis	(302) 252-4465
GIBSON, DUNN & CRUTCHER LLP
3161 Michelson Drive
Irvine, California 92612
(949) 451-3800	Counsel for Defendants General Kevin P. Chilton, Thomas A. Corcoran, Eileen P. Drake, and General Lance W. Lord
Terence M. Grugan
BALLARD SPAHR LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599	Word Count: 13,966
(215) 665-8500

Dated: June 3, 2022

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